NORTHERN FUNDS

MANAGEMENT AGREEMENT

AGREEMENT made as of June 6, 2025 between Northern Funds, a Delaware statutory trust (the “Trust”), and Northern Trust Investments, Inc. (“NTI”), an Illinois State Banking Corporation registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

WITNESSETH:

WHEREAS, the Trust is registered with the Securities and Exchange Commission (the “Commission”) as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust retains and desires to continue to retain NTI to provide investment advisory and ancillary services as set forth herein for the shares of beneficial interest (“Shares”), including in the form of creation units, in separate series with each such series representing the interests in a separate portfolio of securities and other assets (individually, a “Fund,” and collectively, the “Funds”) as listed on Exhibit A hereto (as such Exhibit may, from time to time, be supplemented (or amended)), and NTI is willing to furnish such investment advisory and ancillary services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed among the parties hereto as follows:

1.	Appointment.

(a)

The Trust hereby appoints NTI to provide the investment advisory (“Advisory Services”) and ancillary services as specified below, on the terms and for the periods set forth in this Agreement. NTI accepts such appointment and agrees to perform the services and duties herein set forth below that have been designated to it in return for the compensation herein provided.

(b)

In the event that the Trust establishes one or more portfolios other than the Funds with respect to which it desires to retain NTI to provide investment advisory and ancillary services, the Trust shall notify NTI in writing. If NTI is willing to render such services it shall notify the Trust in writing whereupon, subject to such shareholder approval as may be required pursuant to Paragraph 8 hereof, such portfolio shall become a Fund hereunder and the compensation payable by such new Fund to NTI will be as agreed in writing at the time.

2.	Advisory Services and Duties.

(a)

Subject to the supervision of the Board of Trustees of the Trust, with respect to Advisory Services, NTI shall manage the investment operations of each of the Trust, and the composition of each Fund’s assets, including the purchase, retention and disposition thereof. NTI further agrees that it:

(i)

shall provide supervision of the Funds’ assets, furnish a continuous investment program for such Funds, determine from time to time what investments or securities will be purchased, retained or sold by the Funds, and what portion of the assets will be invested or held uninvested as cash;

(ii)

shall place orders pursuant to its determinations either directly with the issuer or with any broker and/or dealer or other person who deals in the securities in which the Fund in question is trading. With respect to common and preferred stocks, in executing portfolio transactions and selecting brokers or dealers, NTI shall use its best judgment to obtain the best overall terms available. In assessing the best overall terms available for any transaction, NTI shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available and in selecting the broker or dealer to execute a particular transaction, NTI may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “1934 Act”)) provided to any Fund and/or other account over which NTI and/or an affiliate of NTI exercises investment discretion. With respect to securities other than common and preferred stocks, in placing orders with brokers, dealers or other persons NTI shall attempt to obtain the best net price and execution of its orders, provided that to the extent the execution and price available from more than one broker, dealer or other such person are believed to be comparable, NTI may, at its discretion but subject to applicable law, select the executing broker, dealer or such other person on the basis of NTI’s opinion of the reliability and quality of such broker, dealer or such other person; and

(iii)

may, on occasions when it deems the purchase or sale of a security to be in the best interests of a Fund as well as other fiduciary or agency accounts managed by NTI, aggregate, to the extent permitted by applicable laws and regulations, the securities to be sold or purchased in order to obtain the best overall terms available execution with respect to common and preferred stocks and the best net price and execution with respect to other securities. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by NTI in the manner it considers to be most equitable and consistent with its fiduciary obligations to such Fund and to such other accounts.

(b)	In addition, NTI shall provide the following ancillary services under this Agreement:

(i)

review the preparation of reports and proxy statements to the Funds’ shareholders, the periodic updating of the Funds’ prospectus, statement of additional information and registration statement, and the preparation of other reports and documents required to be filed by the Funds with the Commission;

(ii)	in connection with its Advisory Services, monitor anticipated purchases and redemptions of creation units by shareholders and new investors;

(iii)

provide information and assistance as requested by the administrator and fund accountant of the Trust in connection with the registration of the Trust’s shares in accordance with applicable state and foreign securities requirements;

(iv)	provide assistance as requested by the Funds or the administrator and fund accountant of the Trust concerning the regulatory requirements applicable to investors that invest in the Funds;

(v)	provide assistance in connection with the operations of the Funds generally;

(vi)	coordinate each Fund’s compliance with rules of the applicable securities exchange(s);

(vii)	establish, monitor and keep up to date the Funds’ website to comply with applicable law and any applicable exemptive orders; and

(viii)	provide other similar services as reasonably requested from time to time by the Board of Trustees of the Trust.

(c)	NTI, in connection with its Advisory Services:

(i)

shall use the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; and

(ii)

shall act in conformity with the Declaration of Trust, By-Laws, Registration Statement and instructions and the directions of the Trustees of the Trust, and will use its best efforts to comply with and conform to the requirements of the 1940 Act and all other applicable federal and state laws, regulations and rulings, including rules of the applicable securities exchanges.

(d)	NTI shall:

(i)	comply with all applicable Rules and Regulations of the Commission and will in addition conduct its activities under this Agreement in accordance with other applicable law; and

(ii)

maintain a policy and practice of conducting its investment advisory services hereunder independently of its commercial banking operations and those of any affiliated bank of NTI. When NTI makes investment recommendations for a Fund, its investment advisory personnel will not inquire or take into consideration whether the issuer of securities proposed for purchase or sale for the Fund’s account are customers of its commercial banking department (if any) or the commercial banking department of any affiliated bank of NTI.

(e)	NTI shall not, unless permitted by the Commission:

permit the Funds to purchase certificates of deposit of NTI or its affiliate banks, commercial paper issued by NTI’s parent holding company or other securities issued or guaranteed by NTI, its parent holding company or their subsidiaries or affiliates.

(f)	NTI shall render to the Trustees of the Funds such periodic and special reports as the Trustees may reasonably request.

(g)

The services of NTI hereunder are not deemed exclusive and NTI shall be free to render similar services to others (including other investment companies) so long as its services under this Agreement are not impaired thereby.

(h)

NTI shall cooperate with and provide reasonable assistance to the Trust’s administrator, custodian and foreign custodian, transfer agent, officers and all other agents and representatives of the Trust, keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Trust, provide prompt responses to reasonable requests made by such persons and maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

3.

Sub-Contractors. At its discretion, NTI may provide Advisory Services under this Agreement through its own employees or the employees of one or more affiliated companies that are qualified to act as investment adviser to the Trust under applicable law and either control, are controlled by or are under common control with NTI, provided that: (i) all persons, when providing services hereunder, are functioning as part of an organized group of persons; and (ii) such organized group of persons is managed at all times by NTI’s authorized officers. In addition, NTI may engage one or more investment advisers that are either registered as such or specifically exempt from registration under the Advisers Act to act as sub-advisers or co-advisers to provide with respect to any Fund any or all of the services set forth in this Agreement, all as shall be set forth in a written contract approved to the extent and in the manner required by the 1940 Act and interpretations thereof by the Commission and its staff.

4.	Compensation.

(a)

For the services provided pursuant to this Agreement, the Funds will pay to NTI as full compensation therefore a fee at an annual rate for each Fund shown on Exhibit A hereto. The fee will be computed based on net assets on each day and will be paid to NTI monthly.

(b)

During the term of this Agreement, NTI shall pay all costs incurred by it in connection with the performance of its duties pursuant to this Agreement. In addition, for no additional compensation, NTI shall pay all of the other operating expenses of the Funds, excluding: (i) its advisory fees payable under this Agreement; (ii) distribution fees and expenses paid by a Fund under any distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act; (iii) interest expenses; (iv) brokerage expenses and other expenses (such as stamp taxes)

in connection with the execution of portfolio transactions or in connection with creation and redemption transactions; (v) tax expenses; and (vi) extraordinary expenses, as determined under generally accepted accounting principles.

5.	Proprietary and Confidential Information.

(a)

The parties agree that the Proprietary Information (defined below) is confidential information of the parties and their respective licensees. The Funds and NTI shall safeguard the confidentiality of the Proprietary Information of each other. The Funds and NTI may use the Proprietary Information only to exercise their respective rights or perform their respective duties under this Agreement. Except as otherwise required by law, the Funds and NTI shall not duplicate, sell or disclose to others the Proprietary Information of the other, in whole or in part, without the prior written permission of the affected party. The Funds and NTI may, however, disclose Proprietary Information to their respective employees who have a need to know the Proprietary Information to perform work for the other, provided that the Funds and NTI shall use commercially reasonable best effort to ensure that the Proprietary Information is not duplicated or disclosed by their respective employees in breach of this Agreement. The Funds and NTI may also disclose the Proprietary Information to independent contractors, auditors and professional advisors, provided they first agree in writing to be bound by confidentiality obligations substantially similar to this section 5(a) Notwithstanding the previous sentence, in no event shall either the Funds or NTI disclose the Proprietary Information to any competitor of the other without specific, prior written consent.

(b)	Proprietary Information means:

(i)

any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Funds or NTI, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

(ii)

any scientific or technical information, design, process, procedure, formula or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Funds or NTI a competitive advantage over their competitors;

(iii)

all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable;

(iv)

all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of any party hereto which now exist or come into the control or possession of the other; and

(v)	with respect to the Funds, all records and other information relative to the Funds and their prior, present or potential shareholders (and clients of such shareholders).

(c)	The obligations of confidentiality and restriction on use herein shall not apply to any Proprietary Information that a party proves:

(i)	Was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of such party; or

(ii)	Was lawfully received by the party from a third party free of any obligation of confidence to such third party; or

(iii)	Was already in the possession of the party prior to receipt thereof, directly or indirectly, from the other party; or

(iv)

Is required to be disclosed in a judicial or administrative proceeding after all reasonable legal remedies for maintaining such information in confidence have been exhausted including, but not limited to, giving the other party as much advance notice of the possibility of such disclosure as practical so the other party may attempt to stop such disclosure or obtain a protective order concerning such disclosure; or

(v)	Is subsequently and independently developed by employees, consultants or agents of the party without reference to the Proprietary Information disclosed under this Agreement.

(d)

Notwithstanding the foregoing, it is hereby understood and agreed by the parties hereto that any marketing strategies, customer profiles or administrative, business or shareholder servicing plans or similar items prepared or developed by NTI for the benefit of the Trust shall be considered the Proprietary Information of the Trust and nothing in this Agreement shall be construed to prevent or prohibit the Trust from disclosing such Proprietary Information to a successor adviser.

(e)	The obligations of the parties hereto under this Section 5 shall survive the termination of this Agreement.

6.

Name of the Trust. NTI agrees that the name “Northern” or “Northern Trust” may be used in the name of the Funds and that such name, any related logos and any service marks containing the word “Northern” or “Northern Trust” may be used in connection with the Funds’ business only for so long as this Agreement (including any continuance or amendment hereof) remains in effect and that such use shall be royalty free. At such time as this Agreement shall no longer be in effect, the Funds will cease such use. The Funds acknowledge that they have no rights to the name “Northern” or “Northern Trust,” such logos or service marks other than those granted in this paragraph and that NTI reserves to itself the right to grant the nonexclusive right to use the name “Northern” or “Northern Trust,” such logos or service marks to any other person, including, but not limited to, another investment company.

7.	Indemnification.

(a)

With respect to the Advisory Services set forth in Section 2 hereof, the Trust hereby agrees to indemnify and hold harmless NTI, its directors, officers, and employees and each person, if any, who controls NTI (collectively, the “Indemnified Parties”) against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act of 1933 (the “1933 Act”), the 1934 Act, the 1940 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact required to be stated or necessary to make the statements made not misleading in the Funds’ registration statement, the prospectus, the statement of additional information, or any application or other document filed in connection with the qualification of the Funds or Shares of the Trust under the Blue Sky or securities laws of any jurisdiction (“Application”), except insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission either pertaining to a breach of NTI’s duties in connection with this Agreement or made in reliance upon and in conformity with information furnished by, through or on behalf of NTI for use in connection with the Registration Statement, any Application, the Prospectus or the Statement of Additional Information;

(b)

NTI shall indemnify and hold the Trust harmless from and against any and all claims, costs, expenses (including reasonable attorneys’ fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against the Trust or for which the Trust may be held to be liable in connection with this Agreement or the Trust’s performance hereunder (a “Claim”), provided that such Claim resulted from: (a) the willful misfeasance, bad faith or negligence of NTI in the performance of its duties hereunder, or by reason of its reckless disregard thereof; or (b) NTI’s breach of Section 5 of this Agreement.

(c)

If the indemnification provided for in Section 7(a) is due in accordance with the terms of such paragraph but is for any reason held by a court to be unavailable from the Trust, then the Trust shall contribute to the aggregate amount paid or payable by the Trust and the Indemnified Parties as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the Trust and such Indemnified Parties in connection with the operation of the Trust, (ii) the relative fault of the Trust and such Indemnified Parties, and (iii) any other relevant equitable considerations. The Trust and NTI agree that it would not be just and equitable if contribution pursuant to this subparagraph (b) were determined by pro rata allocation or other method of allocation which does not take account of the equitable considerations referred to above in this subparagraph (b). The amount paid or payable as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subparagraph (b) shall be deemed to include any legal or other expense incurred by the Trust and the Indemnified Parties in connection with investigating or defending any such loss, claim, damage, liability or action. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

It is understood, however, that nothing in this Section 7 shall protect any Indemnified Party against, or entitle any Indemnified Party to indemnification against, or contribution with respect to, any liability to the Trust or its shareholders to which such Indemnified Party is subject, by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of a reckless disregard to its obligations and duties, under this Agreement or otherwise, to an extent or in a manner inconsistent with Section 17 of the 1940 Act.

(d)

With respect to the indemnities set forth above in Sections 7(a) and 7(b), in any case in which one party (the “Indemnifying Party”) may be asked to indemnify or hold another party (the “Indemnified Party”) harmless, the Indemnified Party will notify the Indemnifying Party in writing promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification (an “Indemnification Claim”) against the Indemnifying Party, although the failure to do so shall not relieve the Indemnifying Party from any liability which it may otherwise have to the Indemnified Party, and the Indemnified Party shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall be entitled to participate at its own expense in the defense, or if it so elects, to assume the defense of, any Indemnification Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel of good standing chosen by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld. In the event the Indemnifying Party elects to assume the defense of any such Indemnification Claim and retain such counsel, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by the Indemnified Party. In the event that the Indemnifying Party does not elect to assume the defense of any such Indemnification Claim, or in case the Indemnified Party reasonably does not approve of counsel chosen by the Indemnifying Party, or in case there is a conflict of interest between the Indemnifying Party or the Indemnified Party, the Indemnifying Party will reimburse the Indemnified Party for the fees and expenses of any counsel retained by the Indemnified Party. The Indemnified Party will not confess any Indemnification Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent. Neither the Trust nor NTI shall be liable for consequential damages under this Agreement. The obligations of the parties hereto under this Section 7 shall survive the termination of this Agreement.

8.

Duration and Termination. Insofar as the holders of Shares representing the interests in the Funds are affected by this Agreement, it shall continue, unless sooner terminated as provided herein, until [  ], 2027, and, insofar as the holders of Shares representing the interests in any subsequently created Funds are affected by this Agreement, it (as supplemented by the terms specified in any notice and agreement pursuant to Section 1(b) hereof) shall continue (assuming approval by the initial holder(s) of Shares of such Fund) until June 30 of the year following the year in which the Fund becomes a Fund hereunder, and with respect to each Fund thereafter shall continue automatically for periods of one year so long as each such latter continuance is approved at least annually (a) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons (as defined by the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust or by a vote of a majority of the outstanding Shares (as defined with respect to voting securities in the 1940 Act) representing the interests in such Fund; provided, however, that this Agreement may be terminated by the Trust as to any Fund at any time, without the payment of any penalty, by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding Shares (as so defined) representing the interests in the Fund affected thereby on 60 days’ written notice to NTI at any time, or by NTI at any time, without payment of any penalty, on 60 days’ written notice to the Trust. The requirement that this Agreement be “approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. This Agreement shall automatically and immediately terminate in the event of its assignment (as defined by the 1940 Act).

9.

Amendment of this Agreement. This Agreement may be amended by mutual consent of the parties, and the consent of the Trust on behalf of the Funds must be approved by vote of a majority of those Trustees of the Funds who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and, to the extent required by the 1940 Act and interpretations thereof by the Commission and its staff, by vote of a majority of the outstanding Shares (as defined with respect to voting securities by the 1940 Act) representing the interests in each Fund affected by such amendment.

10.

Notices. Notices shall be addressed if to the Funds at 50 South LaSalle Street, Chicago, Illinois 60603, Attention: Joseph Chavosky with a copy to Stradley Ronon Stevens & Young, LLP, Suite 2600, 2005 Market Street, Philadelphia, Pennsylvania 19103, Attention: Michael D. Mabry, Esq., or at or at such other address or to such other individual as shall be so specified by the Funds to NTI. Notices shall be addressed if to NTI at Northern Trust Investments, Inc., 50 South LaSalle Street, Chicago, Illinois 60603, Attention: Joseph Chavosky or at such other address or to such other individual as shall be so specified by NTI to the Trust.

11.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.	Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

13.	Miscellaneous.

(a)

Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

(b)	Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(c)

Governing Law. The laws of the State of Illinois, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this Agreement (except as to Section 13(f) hereof which shall be construed in accordance with the laws of the State of Delaware). All actions arising from or related to this Agreement shall be brought in the state and federal courts sitting in the City of Chicago, and the parties hereby submit themselves to the exclusive jurisdiction of those courts.

(d)

Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Notwithstanding the foregoing sentence, if any provision of this Agreement relating directly or indirectly to the term of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the parties shall immediately negotiate in good faith in order to agree upon a new provision which is either (i) the economic equivalent of the invalid provision or (ii) acceptable to the party adversely affected by the invalidity of the prior provision.

(e)

Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of NTI affiliates are financial institutions, and NTI may, as a matter of policy, request (or may have already requested) the Trust’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. NTI may also ask (and may have already asked) for additional identifying information, and NTI may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

(f)

Liability of Trustees, etc. This Agreement is executed by or on behalf of the Trust with respect to each of the Funds and the obligations hereunder are not binding upon any of the Trustees, officers or shareholders of the Trust individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund. All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund. The Trust’s Declaration of Trust is on file with the Trust.

(g)

Legal Advice. Notwithstanding anything in this Agreement to the contrary, the services of NTI neither constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Trust or any other person.

(h)

Books and Records. NTI shall maintain, and preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act, such records as are required to be maintained by Rule 31a-1 of the Commission under the 1940 Act (other than clause (b)(4) and paragraphs (c), (d) and (e) thereof). NTI further agrees that all records which it maintains for the Trust are the property of the Trust and it shall surrender promptly to the Trust any such records upon the Trust’s request.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of June 6, 2025.

NORTHERN FUNDS

By:	/s/ Kevin P. O’Rourke
Name:	Kevin P. O’Rourke
Title:	President

NORTHERN TRUST INVESTMENTS, INC.

By:	/s/ Randal E. Rein
Name:	Randal E. Rein
Title:	Senior Vice President

EXHIBIT A

FUNDS AND MANAGEMENT FEES

	Fund Name	Unitary Management Fee in basis points (as a percentage of Fund’s average daily net assets)

1.	Northern Trust Short-Term Tax-Exempt Bond ETF	5.00

2.	Northern Trust Intermediate Tax-Exempt Bond ETF	5.00

3.	Northern Trust Tax-Exempt Bond ETF	5.00

4.	Northern Trust 2030 Inflation-Linked Distributing Ladder ETF	10.00

5.	Northern Trust 2035 Inflation-Linked Distributing Ladder ETF	10.00

6.	Northern Trust 2045 Inflation-Linked Distributing Ladder ETF	10.00

7.	Northern Trust 2055 Inflation-Linked Distributing Ladder ETF	10.00

8.	Northern Trust 2030 Tax-Exempt Distributing Ladder ETF	18.00

9.	Northern Trust 2035 Tax-Exempt Distributing Ladder ETF	18.00

10.	Northern Trust 2045 Tax-Exempt Distributing Ladder ETF	18.00

11.	Northern Trust 2055 Tax-Exempt Distributing Ladder ETF	18.00